Exhibit 99.2

Contact:	Patrick E. Flanigan III	Brian Gill
	VP, Investor Relations	VP, Corporate Communications
	Celgene Corporation	Celgene Corporation
	(908) 673-9969	(908) 673-9530

CELGENE COMPLETES ACQUISITION OF RECEPTOS, ADVANCING LEADERSHIP IN IMMUNE-INFLAMMATORY DISEASES

Significantly Enhances Celgene’s I&I Franchise with the Addition of Ozanimod, Potentially a Best-in-Class Oral Agent in Phase III Trials for Inflammatory Bowel Disease and Multiple Sclerosis

SUMMIT, NJ – (August 27, 2015) – Celgene Corporation (NASDAQ: CELG) today announced it has closed its acquisition of Receptos, Inc. Receptos stockholders received $232.00 per share in cash, for a total of approximately $7.2 billion, net of cash acquired. As a result of the completion of the merger, the common stock of Receptos is no longer listed for trading on the NASDAQ Global Market or any other exchange and trading ceased at the close of the markets on Thursday, August 27, 2015.

Receptos stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker. Stockholders who hold stock certificates can surrender their certificates for $232.00 per share in cash, without interest and less any applicable withholding taxes, through the paying agent for the merger, American Stock Transfer & Trust Company, LLC.

The acquisition of Receptos significantly enhances Celgene’s Inflammation & Immunology (I&I) portfolio, further diversifies the Company’s expected revenue beginning in 2019, and builds upon Celgene’s growing expertise in inflammatory bowel disease (IBD). The transaction adds Ozanimod, a novel, potential best-in-class, oral, selective sphingosine 1-phosphate 1 and 5 receptor modulator (S1P) to Celgene’s deep and diverse pipeline of potential disease-altering medicines and investigational compounds.

Based on clinical studies, Ozanimod demonstrated several areas of potential advantage over existing oral therapies for the treatment of ulcerative colitis (UC) and relapsing multiple sclerosis (RMS), including its cardiac, hepatotoxicity and lymphocyte recovery profile. The phase III TRUE NORTH trial in UC is currently underway with data expected in 2018. The phase III RADIANCE and SUNBEAM RMS trials are ongoing and data are expected in the first half of 2017 to support a RMS approval in 2018. Additionally, we believe Ozanimod is positioned to potentially become the first S1P receptor modulator to be approved for IBD.

"The Receptos acquisition provides a transformational opportunity for Celgene to impact multiple therapeutic areas,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene. “This acquisition enhances our I&I portfolio and allows us to leverage the investments made in our global organization to accelerate our growth in the medium and long-term.”

Celgene has a strong scientific foundation in inflammation and immunology that covers a broad spectrum of diseases. Anchored by the successful global launch of OTEZLA® (apremilast) in psoriasis and psoriatic arthritis, and new opportunities for expansion as a result of the addition of the Receptos programs, Celgene’s I&I pipeline now consists of three high-potential commercialized or late-stage assets; OTEZLA, GED-0301 and Ozanimod. All three candidates are in phase III development and encompass four indications: Behçet’s disease, Crohn’s disease (CD), UC and RMS. The pipeline also includes seven molecules in phase II development in a variety of indications, including RPC4046 for eosinophilic esophagitis (EoE), and a growing number of phase I and preclinical assets.

About Ozanimod

Receptos' lead program, Ozanimod, is a sphingosine 1-phosphate 1 and 5 receptor small molecule modulator in development for immune-inflammatory indications including IBD and RMS. Treatment with S1P receptor modulators interferes with S1P signaling and blocks the response of lymphocytes (a type of white blood cell) to exit signals from the lymph nodes, sequestering them within the nodes. The result is a downward modulation of circulating lymphocytes and anti-inflammatory activity by inhibiting cell migration to sites of inflammation. Patents supporting Ozanimod were exclusively licensed to Receptos from The Scripps Research Institute (TSRI). Receptos is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for (EoE), an allergic/immune-mediated orphan disease, as well as other pipeline and pre-clinical stage compounds.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

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